Mercury General Corporation Announces First Quarter Results and Declares Quarterly Dividend

LOS ANGELES, April 30, 2012 /PRNewswire/ -- Mercury General Corporation (NYSE: MCY) reported today for the first quarter of 2012:

Consolidated Highlights

	Three Months Ended
	March 31,		Change
	2012	2011	$	%
(000's except per-share amounts and ratios)
Net premiums written (1)	$ 658,287	$ 658,217	$ 70	0.0
Net income	$ 73,356	$ 58,226	$ 15,130	26.0
Net income per diluted share	$ 1.34	$ 1.06	$ 0.28	26.4
Operating income (1)	$ 39,125	$ 39,578	$ (453)	(1.1)
Operating income per diluted share (1)	$ 0.71	$ 0.72	$ (0.01)	(1.4)
Combined ratio	97.6%	98.2%	-	(0.6) pts

(1)

These measures are not based on U.S. generally accepted accounting principles ("GAAP") and are defined and reconciled to the most directly comparable GAAP measures in "Information Regarding Non-GAAP Measures."

Net income in the first quarter 2012 was $73.4 million ($1.34 per diluted share) compared to $58.2 million ($1.06 per diluted share) for the same period in 2011. Included in net income are net realized investment gains from the application of the fair value option, net of tax, of $34.2 million ($0.62 per diluted share) in the first quarter of 2012 compared to $18.6 million ($0.34 per diluted share) for the same period in 2011. Gains, net of tax, from the sale of securities were $2.2 million during the first quarter. Operating income was $39.1 million ($0.71 per diluted share) for the first quarter of 2012 compared to $39.6 million ($0.72 per diluted share) for the same period in 2011. Net premiums written were $658.3 million in the first quarter of 2012, essentially the same as the corresponding period in 2011.

The Company's combined ratio (GAAP basis) was 97.6% in the first quarter of 2012 compared with 98.2% for the same period in 2011. The Company experienced unfavorable development of approximately $6 million and $1 million on prior accident years' losses and loss adjustment expenses reserves for the three months ended March 31, 2012 and 2011, respectively.

Net investment income of $31.5 million (after tax, $28.0 million) in the first quarter of 2012 decreased by 10.3% compared to the same period in 2011. The investment income after-tax yield was 3.8% on average investments (fixed maturities at amortized cost, equities and short-term investments at cost) of $3.0 billion for the first quarter 2012. This compares with an investment income after-tax yield of 4.1% on average investments of $3.0 billion for the same period in 2011.

The Board of Directors declared a quarterly dividend of $0.61 per share. The dividend is to be paid on June 28, 2012 to shareholders of record on June 14, 2012.

Mercury General Corporation and its subsidiaries are a multiple line insurance organization offering predominantly personal automobile and homeowners insurance through a network of independent producers in many states. For more information, visit the Company's website at www.mercuryinsurance.com. The Company will be hosting a conference call and webcast today at 10:00 A.M. Pacific time where management will discuss results and address questions. The teleconference and webcast can be accessed by calling (877) 807-1888 (USA), (706) 679-3827 (International) or by visiting www.mercuryinsurance.com. A replay of the call will be available beginning at 1:30 P.M. Pacific time and running through May 7, 2012. The replay telephone numbers are (855) 859-2056 (USA) or (404) 537-3406 (International). The conference ID# is 69609998. The replay will also be available on the Company's website shortly following the call.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. The statements contained in this press release are forward-looking statements based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors, including but not limited to the following risks and uncertainties: changes in the demand for the Company's insurance products, inflation and general economic conditions, including the impact of current economic conditions on the Company's market and investment portfolio; the accuracy and adequacy of the Company's pricing methodologies; adverse weather conditions or natural disasters in the markets served by the Company; general market risks associated with the Company's investment portfolio; uncertainties related to estimates, assumptions and projections generally; the possibility that actual loss experience may vary adversely from the actuarial estimates made to determine the Company's loss reserves in general; the Company's ability to obtain and the timing of the approval of premium rate changes for insurance policies issued in states where the Company operates; legislation adverse to the automobile insurance industry or business generally that may be enacted in California or other states; the Company's success in managing its business in states outside of California; the presence of competitors with greater financial resources and the impact of competitive pricing; changes in driving patterns and loss trends; acts of war and terrorist activities; court decisions and trends in litigation and health care and auto repair costs and marketing efforts; and legal, regulatory and litigation risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. For a more detailed discussion of some of the foregoing risks and uncertainties, see the Company's filings with the Securities and Exchange Commission.

Information Regarding Non-GAAP Measures

The Company has presented information within this document containing operating measures which in management's opinion provide investors with useful, industry specific information to help them evaluate, and perform meaningful comparisons of, the Company's performance, but that may not be presented in accordance with GAAP. These measures are not intended to replace, and should be read in conjunction with, the GAAP financial results.

Operating income is net income excluding realized investment gains and losses, net of tax. Net income is the GAAP measure that is most directly comparable to operating income. Operating income is used by management along with the other components of net income to assess the Company's performance. Management uses operating income as an important measure to evaluate the results of the Company's insurance business. Management believes that operating income provides investors with a valuable measure of the Company's ongoing performance as it reveals trends in the Company's insurance business that may be obscured by the net effect of realized capital gains and losses. Realized capital gains and losses may vary significantly between periods and are generally driven by external economic developments such as capital market conditions. Accordingly, operating income highlights the results from ongoing operations and the underlying profitability of the Company's core insurance business. Operating income, which is provided as supplemental information and should not be considered as a substitute for net income, does not reflect the overall profitability of our business. It should be read in conjunction with the GAAP financial results. The Company has reconciled operating income with the most directly comparable GAAP measure in the table below.

	Three Months Ended
		March 31,
	Total		Per diluted share

	2012	2011	2012	2011
(000's except per-share amounts)
Operating income	$ 39,125	$ 39,578	$ 0.71	$ 0.72
Net realized investment gains, net of tax	34,231	18,648	0.62	0.34
Net income	$ 73,356	$ 58,226	$ 1.34 (1)	$ 1.06

(1)	Net income per diluted share does not sum due to rounding.

Net premiums written represents the premiums charged on policies issued during a fiscal period. Net premiums earned, the most directly comparable GAAP measure, represents the portion of premiums written that have been recognized as income in the financial statements for the periods presented as earned on a pro-rata basis over the term of the policies. Net premiums written are meant as supplemental information and are not intended to replace net premiums earned. Such information should be read in conjunction with the GAAP financial results. The Company has reconciled net premiums written with the most directly comparable GAAP measure in the supplemental schedule entitled, "Summary of Operating Results."

Paid losses and loss adjustment expenses is the portion of incurred losses and loss adjustment expenses, the most directly comparable GAAP measure, excluding the effects of changes in the loss reserve accounts. Paid losses and loss adjustment expenses is provided as supplemental information and is not intended to replace incurred losses and loss adjustment expenses. It should be read in conjunction with the GAAP financial results. The Company has reconciled paid losses and loss adjustment expenses with the most directly comparable GAAP measure in the supplemental schedule entitled, "Summary of Operating Results."

Combined ratio-accident period basis is computed as the difference between two GAAP operating ratios: the combined ratio and the effect of prior accident periods' loss development. The most directly comparable GAAP measure is the combined ratio. The Company believes that this ratio is useful to investors and it is used by management to reveal the trends in the Company's results of operations that may be obscured by development on prior accident periods' loss reserves. Combined ratio-accident period basis is meant as supplemental information and is not intended to replace combined ratio. It should be read in conjunction with the GAAP financial results. The Company has reconciled combined ratio-accident period basis with the most directly comparable GAAP measure in the table below.

	Three Months Ended
	March 31,
	2012	2011

Combined ratio-accident period basis	96.7%	98.0%
Effect of estimated prior periods' loss development	0.9%	0.2%
Combined ratio	97.6%	98.2%

MERCURY GENERAL CORPORATION AND SUBSIDIARIES
SUMMARY OF OPERATING RESULTS
(000's except per-share amounts and ratios)
(unaudited)

	Three Months Ended March 31,
	2012	2011
Net premiums written	$ 658,287	$ 658,217

Revenues:
Net premium earned	$ 635,812	$ 638,487
Net investment income	31,486	35,096
Net realized investment gains	52,663	28,690
Other	2,714	3,270
Total revenues	$ 722,675	$ 705,543
Expenses:
Losses and loss adjustment expenses	449,916	446,461
Policy acquisition costs	117,430	121,804
Other operating expenses	52,925	58,672
Interest	410	1,695
Total expenses	$ 620,681	$ 628,632

Income before income taxes	$ 101,994	$ 76,911
Income tax expense	28,638	18,685
Net income	$ 73,356	$ 58,226

Basic average shares outstanding	54,877	54,809
Diluted average shares outstanding	54,908	54,831

Basic Per Share Data
Net income	$ 1.34	$ 1.06

Net realized investment gains, net of tax	$ 0.62	$ 0.34

Diluted Per Share Data
Net income	$ 1.34	$ 1.06

Net realized investment gains, net of tax	$ 0.62	$ 0.34

Operating Ratios-GAAP Basis
Loss ratio	70.8%	69.9%
Expense ratio	26.8%	28.3%
Combined ratio	97.6%	98.2%

Reconciliations of Operating Measures to Comparable GAAP Measures

Net premiums written	$ 658,287	$ 658,217
Change in unearned premiums	(22,475)	(19,730)
Net premiums earned	$ 635,812	$ 638,487

Paid losses and loss adjustment expenses	$ 480,522	$ 490,010
Change in net loss and loss adjustment expense reserves	(30,606)	(43,549)
Incurred losses and loss adjustment expenses	$ 449,916	$ 446,461

MERCURY GENERAL CORPORATION AND SUBSIDIARIES
CONDENSED BALANCE SHEETS AND OTHER INFORMATION
(000's except per-share amounts and ratios)

	March 31, 2012	December 31, 2011
ASSETS	(unaudited)

Investments, at fair value:
Fixed maturities trading (amortized cost $2,364,561; $2,345,620)	$ 2,485,594	$ 2,445,589
Equity securities trading (cost $385,990; $388,417)	406,456	380,388
Short-term investments (cost $227,340; $236,433)	227,196	236,444
Total investments	3,119,246	3,062,421

Cash	204,701	211,393
Receivables:
Premiums	309,910	288,799
Accrued investment income	33,649	32,541
Other	11,565	11,320
Total receivables	355,124	332,660

Deferred policy acquisition costs	175,392	171,430
Fixed assets, net	172,422	177,760
Deferred income taxes	0	6,511
Goodwill	42,850	42,850
Other intangible assets, net	52,201	53,749
Other assets	14,843	11,232
Total assets	$ 4,136,779	$ 4,070,006

LIABILITIES AND SHAREHOLDERS' EQUITY

Losses and loss adjustment expenses	$ 954,386	$ 985,279
Unearned premiums	865,982	843,427
Notes payable	140,000	140,000
Accounts payable and accrued expenses	99,420	94,743
Current income taxes	5,292	67
Deferred income taxes	9,915	0
Other liabilities	163,224	149,007
Shareholders' equity	1,898,560	1,857,483
Total liabilities and shareholders' equity	$ 4,136,779	$ 4,070,006

OTHER INFORMATION

Common stock-shares outstanding	54,883	54,856
Book value per share	$ 34.59	$ 33.86
Estimated statutory surplus	$1.5 billion	$1.5 billion
Estimated premiums written to surplus ratio	1.7	1.7
Debt to total capital ratio	6.9%	7.0%
Portfolio duration (including all short-term instruments) (a)	3.2 years	3.3 years
Policies-in-Force (Company-wide "PIF") (a)
Personal Auto PIF	1,237	1,236
Homeowners PIF	406	394

(a) Unaudited.

CONTACT: Theodore Stalick, VP/CFO of Mercury General Corporation, +1-323-937-1060